================================================================================

TURBODYNE PROVIDES UPDATE ON REPORTING STATUS

SANTA BARBARA, CA - Turbodyne Technologies, Inc. (TRBD.OB) today announced that current management expects it's financial reporting to be completed and up-to-date within thirty days.

In September, 2005 new management took control of Turbodyne's operations according to Albert F. Case, Turbodyne's Chief Executive Officer and President. Our first objective was to get current in our reporting, and re-negotiate certain liabilities." According to Case, the last six months have been dedicated to completing financial audits for 2004 and 2005 and bringing the company's SEC reporting current. Debi Kokinos, chief financial officer, states, "Our hands have been tied in the capital markets from the lack of reporting. Once we are current, we believe we will be able to fund our new development efforts."

In addition to attending to the company's finances, Turbodyne has focused on completing development of its products. Arnold Kwong, Director, Manufacturing and Engineering, said, "While management has been focused on reviving the financial health of the company, we have continued forward with our engineering program. There have been some dramatic improvements in electric motor technology, power supplies and mechanical design in the last 3 years, all of which fall within the scope of our patents." According to Kwong, the advances in related technology will enable Turbodyne to produce a more reliable and powerful product at a lower cost.

According to Mr. Kwong, "We are in preliminary engineering for a family of TurboPac models that take in advances in global manufacturing skills and technologies."

According to Case, "Our new investors have been very supportive of the new design efforts. Once our reporting is current, we anticipate sufficient funding to re-launch the TurboPac 800 re-design effort for engines over 3.0 liters, giving us fuel-saving and pollution reduction capabilities for diesel vehicles. The TurboPac 800 is particularly well-suited to stop-and-go diesel vehicles such as delivery trucks and busses.

About Turbodyne Technologies, Inc.

Turbodyne Technologies, Inc. (TRBD.OB) is a California-based engineering and design firm that specializes in electrically powered supercharging systems for gas and diesel internal combustion engines. Their patented TurboPac design reduces diesel pollution, eliminates turbo-lag in gas and diesel engines, and, increases fuel economy through both engine downsizing for gas and diesel applications as well as low-rpm fuel burn optimization for diesel trucks and busses.


CONTACT: Turbodyne Technologies, Inc.
Albert F. Case 805-201-3133
acase@turbodyne.com